Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-38868 on Form S-8 of our report dated June 28, 2012, with respect to the financial statements and schedules of Nabi Savings & Retirement Plan included in this Annual Report on Form 11-K for the year ended as of December 31, 2011.

/s/ Dixon Hughes Goodman LLP

Tysons, Virginia

June 28, 2012